SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)           October 15, 2003
                                                 -------------------------------


                          Community Capital Corporation
           -----------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                 South Carolina
                                 --------------
                 (State or Other Jurisdiction of Incorporation)





      0-18460                                         57-0866395
      -------                                         ----------
   (Commission File Number)                  (I.R.S. Employer Identification)



               1402-C Highway 72, Greenwood, South Carolina 29649
               --------------------------------------------------
          (Address, Including Zip Code of Principal Executive Offices)



                                 (864) 941-8200
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
                                   ----------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

     On October 15, 2003, Community Capital Corporation announced the signing of a definitive merger agreement to acquire privately held Abbeville Capital Corporation located in Abbeville, South Carolina. Abbeville Capital Corporation will merge into Community Capital Corporation, with Community Capital Corporation being the surviving corporation.

     The definitive merger agreement was approved by the Board of Directors of both companies and has a total transaction price of $15 million. It is anticipated that 50 percent of the total merger consideration will be paid in cash and 50 percent of the total merger consideration will be paid in common stock of Community Capital Corporation based upon a 20 day average closing price for Community Capital Corporation's common stock; provided however, the average closing price shall not be less than $13.60, nor more than $20.40 per share. The transaction is subject to regulatory approval, approval of the shareholders of Abbeville Capital Corporation, and other customary conditions of closing. The transaction is expected to close in the first quarter of 2004.

     A copy of the definitive merger agreement is attached hereto as Exhibit 10.39, and a copy of the News Release is attached hereto as Exhibit 99.1. Community Capital Corporation is the holding company of CapitalBank and trades under the symbol "CYL".

Item 7.  Financial Statements and Exhibits.

     (a) - (b) Not applicable.

     (c) Exhibits.

     Exhibit 10.39 - Merger Agreement dated October 15, 2003, by and between Community Capital Corporation and Abbeville Capital Corporation.

     Exhibit 99.1 - News Release of Registrant dated October 15, 2003

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          COMMUNITY CAPITAL CORPORATION



Date: October 16, 2003              By:      /s/ William G. Stevens
                                       -----------------------------------------
                                              William G. Stevens
                                    Its:  President and Chief Executive Officer